Exhibit 99.1
Cronos Group Reports 2025 Fourth Quarter and Full-Year Results

Net revenue in Q4 2025 increased by 47% year-over-year to $44.5 million; Net revenue in FY 2025 increased by 25% year-over-year to $146.6 million

Achieved record net revenue in Q4 2025 and FY 2025

Eighth consecutive quarter of record net revenue in Israel, where PEACE NATURALS® continues to be the number one cannabis brand 1

Industry leading balance sheet with $832 million in cash and cash equivalents and short-term investments

TORONTO, February 26, 2026 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announced its 2025 fourth quarter and full-year business results.

“Cronos delivered record net revenue, gross profit and Adjusted EBITDA in 2025, reflecting the continued strength of our core business and the progress we are making towards our strategic priorities. We achieved record net revenue for both the fourth quarter and the full year, driven by strong consumer demand for our leading brands, the completion of the expansion at Cronos GrowCo, and the increasing contribution from our international markets,” said Mike Gorenstein, Chairman, President and CEO of Cronos.

“Looking ahead, we are excited about the opportunities in front of us as we enter 2026,” continued Gorenstein. “Once completed, our pending acquisition of CanAdelaar will establish a strategic footprint in Europe and enable us to leverage our borderless product strategy in the Netherlands’ legal adult-use cannabis market. Outside the Netherlands, with the scale benefits expected from Cronos GrowCo’s expansion, continued growth in our proprietary products, and the strength of our international presence, we believe Cronos is well-positioned to deliver sustainable net revenue and Adjusted EBITDA growth and to create long-term shareholder value.”
1 Market share and ranking information from pharmacy data collected by Cronos - Q4 2025..

Consolidated Financial Results
On June 20, 2024 the Company made an additional investment (the “Cronos GrowCo Transaction”) in Cronos Growing Company Inc. (“Cronos GrowCo”) to fund the expansion of cultivation operations. Cronos also obtained majority control of the board of directors of Cronos GrowCo and began consolidating Cronos GrowCo's results from July 1, 2024. Prior to this date, the Company's investment in Cronos GrowCo consisted of an investment accounted for under the equity method and loans receivable from Cronos GrowCo.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of United States (“U.S.”) dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three Months Ended December 31,	Change	Year ended December 31,	Change
2025	2024	$	%	2025	2024	$	%
Cronos net revenue, excluding Cronos GrowCo net revenue(i)	$41,231	$28,195	$13,036	46%	$136,289	$111,241	$25,048	23%
Cronos GrowCo net revenue(ii)	3,300	2,106	1,194	57%	10,298	6,374	3,924	62%
Net Revenue	$44,531	$30,301	$14,230	47%	$146,587	$117,615	$28,972	25%

Cost of sales	28,280	19,494	8,786	45%	83,174	91,710	(8,536)	(9)%
Inventory write-down	62	—	62	N/A	654	707	(53)	(7)%
Gross profit	$16,189	$10,807	$5,382	50%	$62,759	$25,198	$37,561	149%
Gross margin(iii)	36%	36%	N/A	—	pp	43%	21%	N/A	22	pp

Inventory step-up recorded to cost of sales	—	(1,832)	1,832	N/A	517	5,284	(4,767)	N/A
Adjusted Gross Profit(iv)	$16,189	$8,975	$7,214	80%	$63,276	$30,482	$32,794	108%
Adjusted Gross Margin(v)	36%	30%	N/A	6	pp	43%	26%	N/A	17	pp

Net income (loss)	$(491)	$43,941	$(44,432)	(101)%	$(2,929)	$40,022	$(42,951)	N/M

Adjusted EBITDA(iv)	$456	$(7,203)	$7,659	N/M	$10,110	$(34,942)	$45,052	N/M

Other Data
Cash and cash equivalents(vi)	$791,794	$858,805	$(67,011)	(8)%
Short-term investments(vi)	40,000	—	40,000	N/M
Capital expenditures(vii)	2,274	3,708	(1,434)	(39)%	26,056	13,154	12,902	98%
(i)Cronos net revenue, excluding Cronos GrowCo net revenue is net revenue less Cronos GrowCo net revenue and is after intercompany eliminations.
(ii)Cronos GrowCo net revenue is Cronos GrowCo's net revenue after intercompany eliminations.
(iii)Gross margin is defined as gross profit divided by net revenue.
(iv)See “Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss) and a reconciliation of Adjusted Gross Profit to gross profit.
(v)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue. See “Non-GAAP Measures” for more information.
(vi)Dollar amounts are as of the last day of the period indicated.
(vii)Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Fourth Quarter 2025
•Net revenue of $44.5 million in Q4 2025 increased by $14.2 million from Q4 2024. The increase was primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, and higher cannabis flower and extract sales in the Canadian market.
•Gross profit of $16.2 million in Q4 2025 increased by $5.4 million from Q4 2024. The increase was primarily due to higher average sales prices driven primarily by a mix shift to Israel and other countries and higher sales volumes. Gross profit was positively impacted by $1.8 million in the fourth quarter of 2024 in connection with the finalization of the purchase accounting for the Cronos GrowCo Transaction. No such benefit was recognized in the fourth quarter of 2025.
•Adjusted Gross Profit of $16.2 million in Q4 2025 improved by $7.2 million from Q4 2024. The improvement was primarily driven by higher average sales prices driven primarily by a mix shift to Israel and other countries and higher sales volumes.
•Net loss of $0.5 million in Q4 2025, compared to net income of $43.9 million from Q4 2024. The change was primarily driven by foreign currency transaction losses in the current period compared with gains in the prior-year period, partially offset by higher gross profit.
•Adjusted EBITDA of $0.5 million in Q4 2025 improved by $7.7 million from Q4 2024. The improvement was primarily driven by higher Adjusted Gross Profit.

Full-Year 2025
•Net revenue of $146.6 million in full-year 2025 increased by $29.0 million from full-year 2024. The increase was primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, the inclusion of a full year of Cronos GrowCo sales in the current period, and higher cannabis extract sales in the Canadian market, partially offset by a decrease in cannabis flower sales in the Canadian market due to supply constraints. Cronos GrowCo contributed $10.3 million of cannabis flower sales in the year ended December 31, 2025, an increase of $6.4 million from 2024.
•Gross profit of $62.8 million in full-year 2025 increased by $37.6 million from full-year 2024. The increase was primarily due to lower amounts of inventory step-up from the Cronos GrowCo Transaction recognized into cost of sales, the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies. For 2025 and 2024, gross profit was reduced $0.5 million and $5.3 million, respectively, as a result of the impact of the inventory step-up from the Cronos GrowCo Transaction that was recorded into cost of sales.
•Adjusted Gross Profit of $63.3 million in full-year 2025 increased by $32.8 million from full-year 2024. The increase year-over-year was primarily due to the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies.
•Net loss of $2.9 million in full-year 2025, compared to net income of $40.0 million from full-year 2024. The change was primarily driven by foreign currency transaction losses in the current period compared with gains in the prior-year period, partially offset by higher gross profit and lower operating expenses.
•Adjusted EBITDA of $10.1 million in full-year 2025 improved by $45.1 million from full-year 2024. The improvement was primarily driven by higher Adjusted Gross Profit and lower operating expenses due to a decline in general and administrative costs.

Business Updates

Brand and Product Portfolio

Spinach®2

Spinach® maintained its position as one of Canada’s leading cannabis brands throughout 2025, consistently ranking #2 overall despite flower supply constraints that limited growth. In Q4 2025, Spinach® remained the #4 flower brand in Canada, with market share expanding modestly to 5.1%.

SOURZ by Spinach® edibles continued to lead the edibles category, holding the #1 national market position each quarter. Achieving market share of 21.7% for the fourth quarter and over 20% for the full year, the brand continued to innovate, highlighted by the launch of SOURZ by Spinach® Fully Blasted formulations and various multipack launches. In Q4 2025, four SOURZ by Spinach® gummies products ranked among the top 10 edibles nationally, including the top-selling edibles SKU in Canada, the Fully Blasted Blue Raspberry Watermelon 10 Pack.

Throughout 2025, the Spinach® brand delivered strong performance in vapes, climbing from #4 nationally in Q1 2025 to #2 in December. The brand established a leadership position in vape cartridges, which reached the #1 rank in Canada in Q4 2025 with 10.6% share of that sub-category. The Pink Lemonade vape cartridge remained the top‑selling 1.2g cartridge nationally in each quarter of the year, and four Spinach® vape cartridges ranked in the top 10 nationally across all vape sub-categories in Q4 2025. To complement this leadership in vape cartridges, we are very excited about the growth potential of our recently launched Spinach® PUFFERZ™ all-in-one vape line.

Overall, 2025 demonstrated strong brand momentum for Spinach® and SOURZ by Spinach®, with sustained consumer demand, multiple category‑leading SKUs, and continued innovation across edibles and vapes.

PEACE NATURALS®3

The PEACE NATURALS® brand delivered exceptional performance throughout 2025, consistently holding its position as the top‑performing cannabis brand in Israel and achieving record net revenue and sales volume in Israel each successive quarter of the year. Strong demand for Cronos’ proprietary genetics, highlighted by best‑sellers such as Wedding CK and GMO, continued to fuel the brand’s leadership in the Israeli medical market. New launches, including strain‑specific oils and limited‑edition premium flower series, further strengthened the brand’s portfolio and patient appeal.

Internationally, the PEACE NATURALS® brand expanded its global footprint significantly in 2025, entering the medical cannabis markets in Australia and Malta in Q2 2025, and launching in Switzerland in Q3 2025. The brand’s presence now spans six key international medical markets: Israel, Germany, the United Kingdom (“U.K”), Australia, Switzerland, and Malta. Cronos net revenue in international markets outside Israel grew 68% year-over-year in the fourth quarter as shipment timing normalized and demand remained strong.

We look forward to building upon the brand's momentum, bolstered by the recently completed expansion at Cronos GrowCo, as well as by continued product innovation and sustained demand for Cronos’ high‑quality genetics and cultivation expertise.

LIT™

LIT™, the Company's value-focused medical brand, experienced strong growth in 2025, led by performance in Israel and its introduction to the German and U.K. markets during the year. The brand provides a complementary value proposition to the Company's flagship medical brand PEACE NATURALS®.
2 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada – Q4 2025.
3 Market share and ranking information from pharmacy data collected by Cronos - Q4 2025.

Lord Jones®2

The Lord Jones® brand delivered consistent performance across 2025, maintaining a top‑three position in Canada’s chocolate edible category while solidifying its leadership in hash and live resin-infused pre‑rolls. The Lord Jones® Chocolate Fusions™ line ended the year with over 10% market share of chocolate edibles in Q4 2025, supported by a well‑received new flavor launch, the 1:1:1 CBN:CBD:THC Fudge Brownie Bite. In hash and live resin-infused pre‑rolls, Lord Jones® remained the clear category leader throughout 2025 in the Canadian market, with Lord Jones® HASH FUSIONS™ and live resin-infused offerings maintaining double‑digit market share and the #1 rank nationally in the sub-category.

Subsequent to year-end, the Lord Jones® brand launched in Israel with the introduction of five premium flower strains, expanding the breadth of Cronos’ offerings for medical cannabis patients in the country. Lord Jones® products are now available in pharmacies across Israel.

CanAdelaar Acquisition

In Q4 2025, the Company entered into a definitive share sale and purchase agreement (the “Purchase Agreement”) to acquire CanAdelaar B.V. (“CanAdelaar”), one of ten licensed cannabis producers in the Dutch controlled cannabis supply chain experiment (the “Wietexperiment”). Cronos will acquire all outstanding shares of CanAdelaar for €57.5 million, or approximately $67 million,4 up-front cash consideration, subject to certain customary adjustments, with additional contingent cash consideration of 0.5x CanAdelaar’s Normalized EBITDA (as defined in the Purchase Agreement) in 2026 and 2027 (the “Transaction”). The up-front consideration represents approximately 1.4x CanAdelaar net revenue and 2.4x EBITDA for the twelve months ended September 30, 2025.5

CanAdelaar operates a 540,000‑square‑foot greenhouse facility in the southern Dutch municipality of Voorne aan Zee, and is the only industrial-scale greenhouse cultivator among the ten licensed producers supplying the Wietexperiment. CanAdelaar supplies nearly all 72 coffee shops participating in the Wietexperiment with flower, pre‑rolls, hash and edibles under its C.O.G. brand. The company has rapidly grown since it commenced sales in Q4 2023, to reach net revenue of $47.3 million and EBITDA to $28.2 million in the twelve months ended September 30, 2025,6 and holds the leading market share within what is the largest adult-use cannabis market in Europe.7

Cronos views the Transaction as financially compelling and highly strategic, establishing a strategic footprint in Europe and enabling the Company to leverage its investments in borderless products to build upon the strong foundation that CanAdelaar has developed.

The Transaction remains subject to certain closing conditions, including completion of regulatory clearances required in the Netherlands, and is expected to close in the first half of 2026.

Appointments

On February 24, 2026, Jared Matthew Kenost, was appointed Principal Accounting Officer of the Company and promoted to Vice President, Controller. Mr. Kenost has served as Vice President, Interim Controller since August 2025 and has held positions of increasing responsibility within the Company’s finance organization, including Senior Director, Technical Accounting & Financial Reporting from March 2021 to August 2025. Prior to joining the Company, Mr. Kenost served as Director of SEC Reporting at Methode Electronics, Inc. from October 2018 to March 2021. The Company believes Mr.
4 Based on EUR/USD exchange rate of 1.165 as of December 5, 2025, source: Factset.
5 CanAdelaar revenue and EBITDA are provided by CanAdelaar management, unaudited and prepared under Dutch generally accepted accounting principles (“Dutch GAAP”).
6 Based on EUR/USD exchange rate of 1.165 as of December 5, 2025, source: Factset. CanAdelaar net revenue and EBITDA are provided by CanAdelaar management, unaudited and prepared under Dutch GAAP.
7 Market share measurement based on volume sold and revenue. Market share information provided by CanAdelaar management, based on their surveying of Wietexperiment coffee shops.

Kenost’s extensive experience in technical accounting, financial reporting, and public company compliance positions him well to lead the Company’s accounting and financial reporting functions.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, February 26, 2026, at 8:30 a.m. ET to discuss 2025 fourth quarter and full-year business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at: https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS®, LIT™ and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that may constitute forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. Information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect,” “likely,” “may,” “will,” “should,” “intend,” “anticipate,” “potential,” “proposed,” “estimate,” “believe,” “plan” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”) and the proposed anti-dumping duty to which the Company’s imports would be subject;
•expectations related to the conflict involving Israel, Hamas, Hezbollah, Houthis, Iran, Iran’s proxies and other stakeholders in the region (the “Middle East Conflict”) and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to our markets outside of Canada and Israel, and our ability to successfully distribute the PEACE NATURALS® brand in overseas markets;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations and any future plans to re-enter the U.S. market;
•the ongoing impact of our announced realignment (inclusive of any revisions thereto, the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•our expectations as to the use and expansion of our production facility in Stayner, Ontario, Canada (the “Peace Naturals Campus”);
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments;
•expectations related to the Cronos GrowCo Transaction, which qualified as a business combination under Accounting Standards Codification (“ASC”) 805, and the expansion of Cronos GrowCo’s purpose-built cultivation and processing facilities and any additional supply or growth opportunities (including in the wholesale market) provided thereby;
•expectations related to the transaction by which we, as lender, obtained junior secured convertible debt (the “High Tide Loan”) from High Tide Inc. (“High Tide”), as borrower, and a warrant (the “High Tide Warrant”) to purchase common shares of High Tide, the performance of the High Tide Loan and the High Tide Warrant, and High Tide’s ability to repay the High Tide Loan;

•expectations related to our agreement to acquire CanAdelaar, including the timing and completion of the transaction, and the anticipated costs, benefits and integration matters associated therewith and the performance of the business from and following closing;
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, the related timing and impact thereof and our intentions to participate in such markets, if, when and to the extent such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Department of Health and Human Services, U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group, Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding business combinations and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement (the “Settlement Order”) with the SEC and the settlement agreement (the “Settlement Agreement”) with the Ontario Securities Commission (the “OSC”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation A and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to effectively navigate developments related to the Anti-Dumping Investigation and the proposed anti-dumping duty to which the Company’s imports would be subject and its impact on our operations in Israel; (ii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in our overseas markets; (iv) expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations; (v) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vi) our ability to efficiently and effectively manage our operations at our Peace Naturals Campus; (vii) our ability to efficiently and effectively acquire raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; (viii) our ability to realize the expected benefits related to the expansion of Cronos GrowCo’s purpose-built cannabis facility (including the quantity and quality of any additional supply provided thereby and the stability of pricing and demand with respect to such supply) and the ability of Cronos GrowCo to repay the credit facility provided by Cronos; (ix) High Tide’s ability to repay the High Tide Loan, the performance of the High Tide Loan and the High Tide Warrant, and our ability to realize benefits related to the performance of the High Tide Warrant; (x) our ability to complete the acquisition of CanAdelaar on the terms and within the timelines anticipated, including the timely receipt of required regulatory approvals and the satisfaction of other closing conditions, and our ability to realize any expected benefits, synergies and operational performance associated with such acquisition; (xi) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our business combinations and strategic investments; (xii) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xiii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xiv) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xv) consumer interest in our products; (xvi) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvii) competition; (xviii) anticipated and unanticipated costs; (xix) our ability to generate cash flow from operations; (xx) our ability to conduct operations in a safe, efficient and effective manner; (xxi) our ability to hire and retain qualified staff and acquire equipment and services in a timely and cost-efficient manner; (xxii) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxiii) general economic, financial market, regulatory and political conditions in which we operate; (xxiv) management’s perceptions of historical trends, current conditions and expected future developments; and (xxv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully maintain or expand distribution of our products in our overseas markets or generate meaningful revenue in those markets; that we may be unable to further streamline our operations and expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third-parties or Cronos GrowCo; that the expected benefits of the expansion of Cronos GrowCo’s purpose-built cannabis facility (including any additional supply provided thereby) may not be fully realized within a reasonable time or at all or that Cronos GrowCo may not be able to repay its borrowings under the credit facility provided by Cronos; that the expected benefits of the High Tide Warrant and the High Tide Loan may not be fully realized within a reasonable time or at all or that High Tide may not be able to repay its borrowings under the High Tide Loan; that we may not be able to consummate our planned acquisition of CanAdelaar on the anticipated timeline or at all; the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; that our Realignment and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; that we may not be able to efficiently and effectively manage our operations, and any changes thereto, at our Peace Naturals Campus; lower levels of revenues; the lack of consumer demand for our products; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; failure to realize expected growth opportunities; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

Cronos Group Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	As of December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$791,794	$858,805
Short-term investments	40,000	—
Accounts receivable, net	34,099	15,462
Interest receivable	8,654	8,690
Other receivables	14,445	5,000
Current portion of loans receivable, net	—	618
Inventory, net	46,750	33,149
Prepaids and other current assets	8,344	6,277
Held-for-sale assets	—	8,112
Total current assets	944,086	936,113
Other investments	7,664	2,813
Non-current portion of loans receivable, net	20,847	15,526
Property, plant and equipment, net	145,865	133,189
Right-of-use assets	1,422	1,390
Goodwill	66,478	63,453
Intangible assets, net	8,890	11,257
Deferred tax assets	1,888	2,571
Total assets	$1,197,140	$1,166,312
Liabilities
Current liabilities
Accounts payable	$11,640	$16,973
Income taxes payable	—	9
Accrued liabilities	36,210	31,653
Current portion of lease obligation	337	1,025
Derivative liabilities	—	40
Total current liabilities	48,187	49,700
Non-current portion due to non-controlling interests	733	1,073
Non-current portion of lease obligation	1,172	993
Deferred tax liabilities	4,089	3,564
Total liabilities	54,181	55,330
Shareholders’ equity
Share capital and additional paid-in capital	662,983	669,879
Retained earnings	447,756	457,709
Accumulated other comprehensive loss	(16,842)	(63,525)
Total equity attributable to shareholders of Cronos Group	1,093,897	1,064,063
Non-controlling interests	49,062	46,919
Total shareholders’ equity	1,142,959	1,110,982
Total liabilities and shareholders’ equity	$1,197,140	$1,166,312

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share and per share amounts)

	Year ended December 31,
	2025	2024	2023(i)
Net revenue, before excise taxes	$193,363	$161,821	$120,270
Excise taxes	(46,776)	(44,206)	(33,029)
Net revenue	146,587	117,615	87,241
Cost of sales	83,174	91,710	74,527
Inventory write-down	654	707	805
Gross profit	62,759	25,198	11,909
Operating expenses
Sales and marketing	21,764	21,603	22,701
Research and development	4,449	4,229	5,843
General and administrative	41,999	46,514	49,475
Restructuring costs	2,037	630	1,524
Share-based compensation	7,050	8,700	8,756
Depreciation and amortization	2,119	3,701	5,044
Impairment loss on goodwill and indefinite-lived intangible assets	700	—	—
Impairment loss on long-lived assets	36	16,350	3,366
Total operating expenses	80,154	101,727	96,709
Operating loss	(17,395)	(76,529)	(84,800)
Other income (expense)
Interest income, net	39,963	52,019	51,235
Share of income from equity method investments	—	2,365	1,583
Gain on revaluation of loan receivable	—	11,804	—
Gain on revaluation of equity method investment	—	32,469	—
Loss on revaluation of financial instruments	(452)	(6,248)	(12,042)
Impairment loss on other investments	—	(25,650)	(23,350)
Foreign currency transaction gain (loss)	(28,588)	57,859	(7,324)
Loss on held-for-sale assets	(5,532)	(11,202)	—
Change in allowance for credit loss on non-operating loan	(4,875)	—	—
Other, net	(241)	(301)	1,029
Total other income	275	113,115	11,131
Income (loss) before income taxes	(17,120)	36,586	(73,669)
Income tax benefit	(14,191)	(3,436)	(3,230)
Income (loss) from continuing operations	(2,929)	40,022	(70,439)
Loss from discontinued operations	—	—	(4,114)
Net income (loss)	(2,929)	40,022	(74,553)
Net income (loss) attributable to non-controlling interest	6,518	(1,058)	(590)
Net income (loss) attributable to Cronos Group	$(9,447)	$41,080	$(73,963)

	Year ended December 31,
	2025	2024	2023(i)
Comprehensive income (loss)
Net income (loss)	$(2,929)	$40,022	$(74,553)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	48,721	(86,321)	21,539
Comprehensive income (loss)	45,792	(46,299)	(53,014)
Comprehensive income (loss) attributable to non-controlling interest	8,556	(3,176)	(526)
Comprehensive income (loss) attributable to Cronos Group	$37,236	$(43,123)	$(52,488)

Net income (loss) per share
Basic - continuing operations	$(0.02)	$0.11	$(0.18)
Basic - discontinued operations	$—	$—	$(0.01)
Basic net income (loss) per share attributable to Cronos Group	$(0.02)	$0.11	$(0.19)

Diluted - continuing operations	$(0.02)	$0.11	$(0.18)
Diluted - discontinued operations	$—	$—	$(0.01)
Diluted net income (loss) per share attributable to Cronos Group	$(0.02)	$0.11	$(0.19)
Weighted average number of outstanding shares
Basic	383,468,522	382,058,056	380,964,739
Diluted	383,468,522	385,557,002	380,964,739
(i)In the second quarter of 2023, the Company exited its U.S. hemp-derived CBD operations. Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.

	Three months ended December 31,
	2025	2024
Net revenue, before excise taxes	$58,385	$41,182
Excise taxes	(13,854)	(10,881)
Net revenue	44,531	30,301
Cost of sales	28,280	19,494
Inventory write-down	62	—
Gross profit	16,189	10,807
Operating expenses
Sales and marketing	6,551	6,413
Research and development	1,382	1,028
General and administrative	12,900	12,080
Restructuring costs	502	—
Share-based compensation	1,248	2,187
Depreciation and amortization	402	464
Impairment loss on goodwill and indefinite-lived intangible assets	700	—
Total operating expenses	23,685	22,172
Operating loss	(7,496)	(11,365)
Other income (expense)
Interest income, net	9,559	11,863
Gain (loss) on revaluation of financial instruments	(3,927)	302
Foreign currency transaction gain (loss)	(10,418)	45,489
Loss on held-for-sale assets	—	(780)
Change in allowance for credit loss on non-operating loan	(104)	—
Other, net	—	436
Total other income (expense)	(4,890)	57,310
Income (loss) before income taxes	(12,386)	45,945
Income tax expense (benefit)	(11,895)	2,004
Net income	(491)	43,941
Net income attributable to non-controlling interest	1,325	212
Net income (loss) attributable to Cronos Group	$(1,816)	$43,729

	Three months ended December 31,
	2025	2024
Comprehensive loss
Net income (loss)	$(491)	$43,941
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	17,580	(66,208)
Comprehensive income (loss)	17,089	(22,267)
Comprehensive income (loss) attributable to non-controlling interest	2,072	(2,832)
Comprehensive income (loss) attributable to Cronos Group	$15,017	$(19,435)

Net income (loss) per share
Basic - continuing operations	$—	$0.11
Basic - discontinued operations	$—	$—
Basic net income (loss) per share attributable to Cronos Group	$—	$0.11

Diluted - continuing operations	$—	$0.11
Diluted - discontinued operations	$—	$—
Diluted net income (loss) per share attributable to Cronos Group	$—	$0.11
Weighted average number of outstanding shares
Basic	382,531,225	382,340,893
Diluted	382,531,225	386,525,110

Cronos Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Year ended December 31,
	2025	2024	2023
Operating activities
Net income (loss)	$(2,929)	$40,022	$(74,553)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	7,050	8,700	8,769
Depreciation and amortization	14,231	9,336	8,110
Impairment loss on goodwill and indefinite-lived intangible assets	700	—	—
Impairment loss on long-lived assets	36	16,350	3,571
Impairment loss on other investments	—	25,650	23,350
Loss from investments	446	3,841	10,513
Changes in expected credit losses on long-term financial assets	4,859	1,032	(1,528)
Revaluation of equity method investment	—	(32,469)	—
Revaluation of loan receivable	—	(11,804)	—
Loss on held-for-sale assets	5,532	11,202	—
Inventory step-up recorded to cost of sales	517	5,284	—
Foreign currency (gain) loss	28,588	(57,859)	7,324
Other non-cash operating activities, net	1,250	(131)	(1,923)
Changes in operating assets and liabilities:
Accounts receivable, net	(16,741)	(917)	9,206
Interest receivable	(11)	(3,656)	(14,344)
Other receivables	(9,001)	2,059	(1,449)
Prepaids and other current assets	(1,802)	(512)	1,437
Inventory, net	(10,395)	7,417	7,399
Accounts payable	1,108	(7,449)	(773)
Income taxes payable	(10)	(93)	(33,104)
Accrued liabilities	2,438	2,840	5,160
Net cash provided by (used in) operating activities	25,866	18,843	(42,835)
Investing activities
Purchase of short-term investments	(40,000)	—	(608,247)
Proceeds from short-term investments	—	185,817	532,838
Purchase of other investments	(5,107)	—	—
Proceeds from sale of held for sale assets	2,847	—	—
Cash acquired in business combination	—	5,993	—
Advances on loans receivable	(13,307)	(8,759)	—
Proceeds from repayment on loans receivable	5,064	5,252	16,831
Dividends received from equity method investment	—	—	1,297
Dividend proceeds	—	—	345
Purchase of property, plant and equipment	(25,717)	(12,411)	(2,505)
Purchase of intangible assets, net of disposals	(339)	(743)	(918)
Other investing activities	—	—	860
Net cash provided by (used in) investing activities	(76,559)	175,149	(59,499)

	Year ended December 31,
	2025	2024	2023
Financing activities
Repurchases of common stock	(9,741)	—	—
Dividend paid to non-controlling interest	(6,413)	—	—
Withholding taxes paid on share-based awards	(3,751)	(1,231)	(1,030)
Net cash used in financing activities	(19,905)	(1,231)	(1,030)
Effect of foreign currency translation on cash and cash equivalents	3,587	(3,247)	8,011
Net change in cash and cash equivalents	(67,011)	189,514	(95,353)
Cash and cash equivalents, beginning of period	858,805	669,291	764,644
Cash and cash equivalents, end of period	$791,794	$858,805	$669,291

Supplementary cash flow information:
Interest paid	$—	$—	$—
Interest received	39,130	48,399	36,501
Income taxes paid	$104	$647	$33,013

Non-GAAP Measures

Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; gain on revaluation of loan receivable; gain on revaluation of equity method investment; transaction costs related to strategic projects; loss on held-for-sale assets; impairment loss on other investments; foreign currency transaction (gain) loss; other, net; loss from discontinued operations; change in allowance for credit loss on non-operating loan; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; costs related to the Israel Ministry of Economy and Industry dumping inquiry; purchase accounting adjustment-related inventory step-up adjustments recorded through cost of sales; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the SEC’s and the OSC’s investigations of the Restatements and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Note 12(b) “Contingencies,” to the consolidated financial statements under Item 8 of our Annual Report for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC’s and the OSC’s investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
Beginning in 2025, the Company modified the composition of Adjusted EBITDA to exclude the impact of the provision for expected credit losses recognized under ASC 326 solely with respect to the High Tide Loan (see Note 6 “Loans Receivable, net” to the consolidated financial statements under Item 8 of our Annual Report for further information). Management determined that excluding this non-cash provision provides investors with additional insight into period-over-period operating performance by isolating credit-risk movements unrelated to the Company’s core operations.
Management believes that this change provides additional information regarding the Company’s ongoing operational results and enhances comparability with peers that do not routinely extend credit to third parties. This change does not affect the Company’s GAAP financial statements.

The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

(in thousands of U.S. dollars)	For the year ended December 31, 2025
	Continuing Operations	Discontinued Operations	Total
Net loss	$(2,929)	$—	$(2,929)
Interest income, net	(39,963)	—	(39,963)
Income tax benefit	(14,191)	—	(14,191)
Depreciation and amortization	14,231	—	14,231
EBITDA	(42,852)	—	(42,852)
Impairment loss on goodwill and indefinite-lived intangible assets(i)	700	—	700
Impairment loss on long-lived assets(ii)	36	—	36
Loss on revaluation of financial instruments(v)	452	—	452
Foreign currency transaction loss	28,588	—	28,588
Transaction costs(vii)	1,965	—	1,965
Loss on held-for-sale assets(viii)	5,532	—	5,532
Other, net(ix)	241	—	241
Restructuring costs(x)	2,037	—	2,037
Share-based compensation(xi)	7,050	—	7,050
Restatement litigation costs(xii)	275	—	275
Inventory step-up recorded to cost of sales(xiii)	517	—	517
Israel Ministry of Economy and Industry dumping inquiry(xiv)	694	—	694
Change in allowance for credit loss on non-operating loan(xv)	4,875	—	4,875
Adjusted EBITDA	$10,110	$—	$10,110

(in thousands of U.S. dollars)	For the year ended December 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net income	$40,022	$—	$40,022
Interest income, net	(52,019)	—	(52,019)
Income tax benefit	(3,436)	—	(3,436)
Depreciation and amortization	9,336	—	9,336
EBITDA	(6,097)	—	(6,097)
Share of income from equity method investments	(2,365)	—	(2,365)
Impairment loss on long-lived assets(ii)	16,350	—	16,350
Revaluation gain on loan receivable(iii)	(11,804)	—	(11,804)
Gain on revaluation of equity method investment(iv)	(32,469)	—	(32,469)
Loss on revaluation of financial instruments(v)	6,248	—	6,248
Impairment loss on other investments(vi)	25,650	—	25,650
Foreign currency transaction gain	(57,859)	—	(57,859)
Transaction costs(vii)	701		701
Loss on held-for-sale assets(viii)	11,202	—	11,202
Other, net(ix)	301	—	301
Restructuring costs(x)	630	—	630
Share-based compensation(xi)	8,700	—	8,700
Restatement litigation costs(xii)	(1)	—	(1)
Inventory step-up recorded to cost of sales(xiii)	5,284	—	5,284
Israel Ministry of Economy and Industry dumping inquiry(xiv)	587	—	587
Adjusted EBITDA	$(34,942)	$—	$(34,942)

(in thousands of U.S. dollars)	Three months ended December 31, 2025
	Continuing Operations	Discontinued Operations	Total
Net loss	$(491)	$—	$(491)
Interest income, net	(9,559)	—	(9,559)
Income tax benefit	(11,895)	—	(11,895)
Depreciation and amortization	3,657	—	3,657
EBITDA	(18,288)	—	(18,288)
Impairment loss on goodwill and indefinite-lived intangible assets(i)	700	—	700
Loss on revaluation of financial instruments(v)	3,927	—	3,927
Foreign currency loss	10,418	—	10,418
Transaction costs(vii)	1,346	—	1,346
Other, net(ix)	—	—	—
Restructuring costs(x)	502	—	502
Share-based compensation(xi)	1,248	—	1,248
Restatement litigation costs(xii)	461	—	461
Israel Ministry of Economy and Industry dumping inquiry(xiv)	38	—	38
Change in allowance for credit loss on non-operating loan(xv)	104	—	104
Adjusted EBITDA	$456	$—	$456

(in thousands of U.S. dollars)	Three months ended December 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net income	$43,941	$—	$43,941
Interest income, net	(11,863)	—	(11,863)
Income tax expense	2,004	—	2,004
Depreciation and amortization	2,525	—	2,525
EBITDA	36,607	—	36,607
Gain on revaluation of financial instruments(v)	(302)	—	(302)
Foreign currency gain	(45,489)	—	(45,489)
Transaction costs(vii)	171	—	171
Loss on held-for-sale assets(viii)	780	—	780
Other, net(ix)	(436)	—	(436)
Share-based compensation(xi)	2,187	—	2,187
Restatement litigation costs(xii)	524	—	524
Inventory step-up recorded to cost of sales(xiii)	(1,832)	—	(1,832)
Israel Ministry of Economy and Industry dumping inquiry(xiv)	587	—	587
Adjusted EBITDA	$(7,203)	$—	$(7,203)
(i)For the year ended December 31, 2025, impairment loss on goodwill and indefinite-lived intangible assets related to our Lord Jones® trademark intangible asset, which was assessed for impairment in the fourth quarter of 2025. There were no such losses in the year ended December 31, 2024.
(ii)For the year ended December 31, 2025, impairment loss on long-lived assets related to equipment no longer in use. For the year ended December 31, 2024, impairment loss on long-lived assets included $14,258 related to the write-down of our Ginkgo exclusive licenses and $1,631 related to the winding down of operations at our Winnipeg, Manitoba facility (the "Cronos Fermentation Facility").
(iii)For the year ended December 31, 2024, a revaluation gain on loan receivable was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.
(iv)For the year ended December 31, 2024, a gain on revaluation of equity method investment was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.
(v)For the year ended December 31, 2025, the loss on revaluation of financial instruments was driven by the Company’s equity securities in Vitura Health Limited ("Vitura"), partially offset by a gain related to the Company’s High Tide Warrant. For the year ended December 31, 2024, loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(vi)For the year ended December 31, 2024, impairment loss on other investments represented the fair value change on the option to acquire 473,787 shares of Class A Common Stock of PharmaCann, Inc..
(vii)For the years ended December 31, 2025 and 2024, transaction costs represented legal, financial and other advisory fees and expenses incurred in connection with the Cronos GrowCo Transaction and the pending acquisition of CanAdelaar. These costs are included in general and administrative expenses on the consolidated statements of net income (loss) and comprehensive income (loss).
(viii)For the years ended December 31, 2025 and 2024, loss on held-for-sale assets related to revaluations of the Cronos Fermentation Facility held-for-sale asset group.
(ix)For the year ended December 31, 2025, other, net related to (gain) loss on disposal of assets and dividend income. For the year ended 2024, other, net primarily related to (gain) loss on disposal of assets and (gain) loss on revaluation of derivative liabilities.
(x)For the year ended December 31, 2025, restructuring costs from continuing operations related to employee-related severance costs and IT infrastructure and finance transformation costs associated with the Realignment. For the year ended December 31, 2024, restructuring costs from continuing operations related to shutdown costs at the Cronos Fermentation Facility, as well as employee-related severance costs associated with the Realignment.
(xi)For the year ended December 31, 2025, share-based compensation related to the expenses of share-based compensation awarded to employees and our deferred share units issued to certain members of our Board of Directors, each under the Company’s share-based award plans. For the year ended December 31, 2024, share-based compensation related to the vesting expenses of share-based compensation awarded to employees under our share-based award plans.
(xii)For the years ended December 31, 2025 and 2024, restatement litigation costs included legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(xiii)For the years ended December 31, 2025 and 2024, inventory step-up recorded to cost of sales represented the portion of the inventory step-up from the Cronos GrowCo Transaction that was recorded through the consolidated statements of income (loss) and comprehensive income (loss).
(xiv)For the year ended December 31, 2024, Israel Ministry of Economy and Industry dumping inquiry expense included expenditures relating to the regulatory inquiry about alleged dumping of medical cannabis products in Israel and related litigation and external relations expenses.
(xv)For the years ended December 31, 2025 and 2024, change in allowance for credit loss on non-operating loan represents the allowance recognized on the High Tide loan receivable and adjustments thereto.

Adjusted Gross Profit and Adjusted Gross Margin
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented Adjusted Gross Profit and Adjusted Gross Margin, non-GAAP measures that exclude the impacts of inventory-related purchase accounting adjustments from the calculations of gross profit and gross margin, which resulted from the Cronos GrowCo Transaction. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted Gross Profit and Adjusted Gross Margin provide useful insight into underlying business trends to facilitate comparisons of period-over-period results by removing the impacts of inventory-related purchase accounting adjustments resulting from the Cronos GrowCo Transaction, which reflect a one-time event and do not reflect management’s assessment of ongoing business performance.
The following table sets forth a reconciliation of Gross profit and Gross margin, each as determined in accordance with U.S. GAAP, to Adjusted Gross Profit and Adjusted Gross Margin, respectively, for the periods indicated.

(in thousands of U.S. dollars)	Three months ended December 31,		Change			Year ended December 31,		Change
	2025	2024	$	%		2025	2024	$	%
Net revenue	$44,531	$30,301	$14,230	47%		$146,587	$117,615	$28,972	25%

Gross profit	$16,189	$10,807	$5,382	50%		$62,759	$25,198	$37,561	149%
Inventory step-up recorded to cost of sales	—	(1,832)	1,832	N/M		517	5,284	(4,767)	N/M
Adjusted Gross Profit	$16,189	$8,975	$7,214	80%		$63,276	$30,482	$32,794	108%

Gross margin(i)	36%	36%	N/A	—	pp	43%	21%	N/A	22	pp
Adjusted Gross Margin(ii)	36%	30%	N/A	6	pp	43%	26%	N/A	17	pp

(i)Gross margin is defined as gross profit divided by net revenue.
(ii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for 2025, as well as cash and cash equivalents and short-term investment balances as of December 31, 2025 compared to December 31, 2024, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period in 2024 rather than the actual average exchange rates in effect during 2025; constant currency current period balance sheet information is translated at the prior year-end spot rate rather than the current year-end spot rate. All growth comparisons relate to the corresponding period in 2024. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our business. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on an as-reported and constant currency basis for 2025 compared to 2024, as well as cash and cash equivalents and short-term investments as of December 31, 2025, compared to December 31, 2024, on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended December 31,	As Reported Change	Three months ended December 31,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$44,531	$30,301	$14,230	47%	$42,924	$12,623	42%
Gross profit	16,189	10,807	5,382	50%	15,273	4,466	41%
Gross margin	36%	36%	N/A	—	pp	36%	N/A	—	pp

Operating expenses	23,685	22,172	1,513	7%	23,185	1,013	5%
Net income (loss)	(491)	43,941	(44,432)	(101)%	(769)	(44,710)	N/M
Adjusted EBITDA	456	(7,203)	7,659	N/M	(98)	7,105	N/M

As Reported	As Adjusted for Constant Currency
Year ended December 31,	As Reported Change	Year ended December 31,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$146,587	$117,615	$28,972	25%	$145,402	$27,787	24%
Gross profit	62,759	25,198	37,561	149%	61,802	36,604	145%
Gross margin	43%	21%	N/A	22	pp	43%	N/A	22	pp

Operating expenses	80,154	101,727	(21,573)	(21)%	80,247	(21,480)	(21)%
Net income (loss)	(2,929)	40,022	(42,951)	N/M	(4,289)	(44,311)	N/M
Adjusted EBITDA	10,110	(34,942)	45,052	N/M	8,555	43,497	N/M

As of December 31,	As Reported Change	As of December 31,	Constant Currency Change
2025	2024	$	%	2025	$	%
Cash and cash equivalents	$791,794	$858,805	$(67,011)	(8)%	$788,204	$(70,601)	(8)%
Short-term investments	40,000	—	40,000	N/A	40,000	40,000	N/A
Total cash and cash equivalents and short-term investments	$831,794	$858,805	$(27,011)	(3)%	$828,204	$(30,601)	(4)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$33,745	$23,398	$10,347	44%	$32,225	$8,827	38%
Cannabis extracts	10,768	6,588	4,180	63%	10,681	4,093	62%
Other	18	315	(297)	(94)%	18	(297)	(94)%
Net revenue	$44,531	$30,301	$14,230	47%	$42,924	$12,623	42%

	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$108,476	$87,912	$20,564	23%	$106,677	$18,765	21%
Cannabis extracts	37,700	29,168	8,532	29%	38,320	9,152	31%
Other	411	535	(124)	(23)%	405	(130)	(24)%
Net revenue	$146,587	$117,615	$28,972	25%	$145,402	$27,787	24%

	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$27,918	$19,657	$8,261	42%	$27,312	$7,655	39%
Israel	11,838	7,803	4,035	52%	10,386	2,583	33%
Other countries	4,775	2,841	1,934	68%	5,226	2,385	84%
Net revenue	$44,531	$30,301	$14,230	47%	$42,924	$12,623	42%

	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$90,330	$82,437	$7,893	10%	$91,840	$9,403	11%
Israel	41,796	28,368	13,428	47%	38,773	10,405	37%
Other countries	14,461	6,810	7,651	112%	14,789	7,979	117%
Net revenue	$146,587	$117,615	$28,972	25%	$145,402	$27,787	24%
For the three months ended December 31, 2025, net revenue on a constant currency basis was $42.9 million, representing a 42% increase from the three months ended December 31, 2024. For the year ended December 31, 2025, net revenue on a constant currency basis was $145.4 million, representing a 24% increase from the year ended December 31, 2024. For the three months ended December 31, 2025, net revenue increased on a constant currency basis primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes and higher cannabis flower and extract sales in the Canadian market. For the year ended December 31, 2025, net revenue increased on a constant currency basis primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, the inclusion of a year of Cronos GrowCo sales in the current period, and higher cannabis extract sales in the Canadian market, partially offset by a decrease in cannabis flower sales in the Canadian market due to supply constraints. Due to the consolidation of Cronos GrowCo’s results of operations in our financial statements beginning July 1, 2024, Cronos GrowCo contributed $10.5 million of cannabis flower sales to third parties in the year ended December 31, 2025, on a constant currency basis, compared to $6.4 million of cannabis flower sales to third parties in the year ended December 31, 2024.

Gross profit
For the three months ended December 31, 2025, gross profit on a constant currency basis was $15.3 million, representing a 41% increase from the three months ended December 31, 2024. For the year ended December 31, 2025, gross profit on a constant currency basis was $61.8 million, representing a 145% increase from the year ended December 31, 2024. For the three months ended December 31, 2025, gross profit increased on a constant currency basis primarily due to higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes and production efficiencies. Gross profit was also positively impacted by $1.8 million in the fourth quarter of 2024 in connection with the finalization of the purchase accounting for the Cronos GrowCo Transaction, which resulted in the reduction of the fair value of the inventory acquired from Cronos GrowCo and the corresponding inventory step-up previously recorded into cost of sales in Q3 2024. No such costs were recognized in the fourth quarter of 2025. For the year ended December 31, 2025, gross profit increased on a constant currency basis primarily due to lower amounts of inventory step-up from the Cronos GrowCo Transaction recognized into cost of sales, the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies. For 2025 and 2024, gross profit on a constant currency basis was reduced $0.6 million and $5.3 million, respectively, as a result of the impact of the inventory step-up from the Cronos GrowCo Transaction that was recorded into cost of sales.
Operating expenses
For the three months ended December 31, 2025, operating expenses on a constant currency basis were $23.2 million, representing a 5% increase from the three months ended December 31, 2024. For the year ended December 31, 2025, operating expenses on a constant currency basis were $80.2 million, representing a 21% decrease from the year ended December 31, 2024. For the three months ended December 31, 2025, operating expenses on a constant currency basis increased primarily due to higher restructuring costs, transaction costs and impairment loss on goodwill and indefinite-lived intangible assets, partially offset by lower share-based compensation expense. For the year ended December 31, 2025 operating expenses decreased on a constant currency basis primarily due to the impairment of Ginkgo exclusive licenses in 2024, lower salaries and benefits, lower expected credit losses on loans receivable, lower depreciation and amortization and lower share-based compensation expense, partially offset by higher restructuring costs, transaction costs and impairment loss on goodwill and indefinite-lived intangible assets in 2025.
Net income (loss)
For the three months ended December 31, 2025, net loss on a constant currency basis was $0.8 million, compared to net income of $44.7 million for the three months ended December 31, 2024. For the year ended December 31, 2025, net loss on a constant currency basis was $4.3 million, compared to net income of $40.0 million for 2024. For the three months ended December 31, 2025, the change on a constant currency basis was mainly driven by lower other income, partially offset by higher gross profit. For the year ended December 31, 2025, the change on a constant currency basis was mainly driven by lower other income, partially offset by higher Adjusted Gross Profit and lower operating expenses.
Adjusted EBITDA
For the three months ended December 31, 2025, Adjusted EBITDA on a constant currency basis was $(98.0) thousand, representing a $7.1 million improvement from the three months ended December 31, 2024. For the year ended December 31, 2025, Adjusted EBITDA on a constant currency basis was $8.6 million, representing a $43.5 million improvement from the year ended December 31, 2024. For the three months ended December 31, 2025, Adjusted EBITDA improved on a constant currency basis primarily due to higher gross profit. For the year ended December 31, 2025, Adjusted EBITDA improved on a constant currency basis primarily due to higher Adjusted Gross Profit and lower operating expenses due to a decline in general and administrative costs.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 4% to $828.2 million as of December 31, 2025 from $858.8 million as of December 31, 2024. The decrease in cash and cash equivalents and short-term investments is primarily due to cash flows used in investing and financing activities in 2025, partially offset by cash generated in operating activities in 2025.

Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of December 31, 2025 and December 31, 2024, as reported on Bloomberg. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, as reported on Bloomberg.
The exchange rates used to translate from Canadian dollars (“C$”) to dollars are shown below:

(Exchange rates are shown as C$ per $)	Year ended December 31,
	2025	2024	2023
Average rate	1.3975	1.3700	1.3494
Spot rate	1.3698	1.4351	1.3243
The exchange rates used to translate from New Israeli Shekels (“ILS”) to dollars are shown below:

(Exchange rates are shown as ILS per $)	Year ended December 31,
	2025	2024	2023
Average rate	3.4432	3.6997	3.6819
Spot rate	3.1863	3.6526	3.6163
For further information, please contact:
Harrison Aaron
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com